Exhibit 99.1
Media Contact: Jared Bluestein
Liberty Acquisition Holdings Corp.
(212) 380-2230
LIBERTY ACQUISITION HOLDINGS CORP.
ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
BRINGING GROSS PROCEEDS OF IPO TO $1.035 BILLION
AND SEPARATE TRADING OF COMMON STOCK AND WARRANTS
NEW YORK, NEW YORK, December 12, 2007 — Liberty Acquisition Holdings Corp. (the “Company”) announced today that on December 11, 2007, the underwriters for the Company’s initial public offering (the “IPO”) exercised their over-allotment option in full to purchase an additional 13.5 million units at $10.00 per unit. Each unit consists of one share of common stock and one half (1/2) of one warrant. The IPO, including the exercise of the over-allotment option, will have generated total gross proceeds of $1.035 billion to the Company (excluding proceeds of $12.0 million from the sale of warrants to the sponsors of the Company to be received upon the closing of the IPO).
The lead underwriter for this offering is Citi, with Lehman Brothers Inc. acting as co-manager.
The Company intends to use the net proceeds from this offering to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination as described in the prospectus.
In addition, the Company announced today that commencing on December 19, 2007, the Company expects that the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. Those units not separated will continue to trade on the American Stock Exchange under the symbol LIA.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols LIA and LIA.WS, respectively.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering is being made only by means of a prospectus, copies of which may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).
Forward-Looking Statements
This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.